Exhibit 23.4

CONSENT LETTER

Date: August 4, 2023

To:

Shengfeng Development Limited

No. 478 Fuxin East Road, Jinan District, Fuzhou,

People’s Republic of China

Dear Sir/Madam:

We consent to the references to our firm under the mentions of “PRC Counsel” in connection with the Registration Statement of Shengfeng Development Limited (the “Company”) on Form F-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 4, 2023 under the U.S. Securities Act of 1933 (as amended). We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ AllBright Law Offices

AllBright Law Offices